Form 201		
Secretary of State P.O. Box 13697 Austin, TX 78711-3697 FAX: 512/463-5709 Filing Fee: $300	Certificate of Formation For-Profit Corporation	Filed in the Office of the Secretary of State of Texas Filing #: 800747365 12/18/2006 Document #: 154658250002 Image Generated Electronically for Web Filing

Article 1 - Entity Name and Type

The filing entity being formed is a for-profit corporation. The name of the entity is:

Pacific Billing Services, Inc.

The name must contain the word "corporation," "company," "incorporated," "limited," or an abbreviation of one of these terms. The name must not be the same as, deceptively similar to or similar to that of an existing corporate, limited liability company, or limited partnership name on file with the secretary of state. A preliminary check for "name availability" is recommended.

Article 2 – Registered Agent and Registered Office

☐ A. The initial registered agent is an organization (cannot be corporation named above) by the name of:

OR

☑ B. The initial registered agent is an individual resident of the state whose name is set forth below:

Name:

Gene F. Stevens

C. The business address of the registered agent and the registered office address is:

Street Address:

2010 Valley View Lane, Suite 300 Dallas TX 75234

Article 3 - Directors

The number of directors constituting the initial board of directors and the names and addresses of the person or persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualified are set forth below:

Director 1: **Lynn C. Anderson**

Address: **7502 Greenville Avenue, Suite 600 Dallas TX, USA 75231**

Article 4 - Authorized Shares

The total number of shares the corporation is authorized to issue and the par value of each of such shares, or a statement that such shares are without par value, is set forth below.

Number of Shares	Par Value (must choose and complete either A or B)	Class	Series
1,000	☑ A. has a par value of **$1.00** ☐ B. without par value.		

If the shares are to be divided into classes, you must set forth the designation of each class, the number of shares of each class, and the par value (or statement of no par value), of each class. If shares of a class are to be issued in series, you must provide the designation of each series. The preferences, limitations, and relative rights of each class or series must be stated in space provided for supplemental information.

Article 5 - Purpose

The purpose for which the corporation is organized is for the transaction of any and all lawful business for which corporations may be organized under the Texas Business Organizations Code.

Supplemental Provisions / Information

ARTICLE 6 -- DENIAL OF PREEMPTIVE RIGHTS

No shareholder of the corporation or other person shall have any preemptive right to purchase or subscribe to any shares of any class or any notes, debentures, options, warrants or other securities, now or hereafter authorized.

ARTICLE 7 -- NONCUMULATIVE VOTING

Directors shall be elected by majority vote. No shareholder of this corporation shall have the right to cumulate his votes.

ARTICLE 8 -- COMMENCEMENT OF BUSINESS

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of a stated sum which shall be at least One Thousand Dollars ($1,000.00).

ARTICLE 9 -- INTERESTED DIRECTORS, OFFICERS, AND SECURITY HOLDERS

Section 1. Validity. If Section 2 is satisfied, no contract or other transaction between the corporation and any of its directors, officers or security holders, or any corporation or firm in which any of them are directly or indirectly interested, shall be invalid solely because of this relationship or because of the presence of the director, officer or security holder at the meeting authorizing the contract or transaction, or his participation or vote in the meeting or authorization.

Section 2. Disclosure, Approval and Fairness. Section 1 hereof shall apply only if:

(a) The material facts of the relationship or interest of each such director, officer or security holder are known or disclosed:

(i) to the Board of Directors and it in good faith authorizes or ratifies the contract or transaction by the affirmative vote of a majority of the disinterested directors even though the disinterested directors be less than a quorum; or

(ii) to the shareholders entitled to vote thereon and they in good faith specifically approve the contract or transaction; or

(b) The contract or transaction is fair to the Corporation as of the time it is authorized or ratified by the Board of Directors or the shareholders.

Section 3. Non-Exclusive. This provision shall not be construed to invalidate a contract or transaction that would be valid in the absence of this provision.

ARTICLE 10 -- LIABILITY OF DIRECTORS

A director of the corporation shall not be liable to the corporation or its shareholders for monetary damages resulting from an act or omission in his capacity as a director of the corporation, except as expressly provided by statute.

[The attached addendum, if any, is incorporated herein by reference.]

Effectiveness of Filing

☑ A. This document becomes effective when the document is filed by the secretary of state.

OR

☐ B. This document becomes effective at a later date, which is not more than ninety (90) days from the date of its signing. The delayed effective date is:

Organizer

The name and address of the organizer is set forth below.

Gene F. Stevens **2010 Valley View Lane, Suite 300, Dallas, Texas 75234**

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.

Gene F. Stevens

Signature of organizer

FILING OFFICE COPY